Exhibit 99.1

                 A.D. "Bud" Albers Joins a21 Board of Directors

Former Getty Images CTO sees a21/SuperStock Driving Next Generation of Digital Media Content Delivery

Jacksonville, FL - June 13, 2005 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced it has named A.D. "Bud" Albers to its Board of Directors.

"Bud created the current generation of digital content delivery systems and now is looking forward to working with us to establish the next technology paradigm for our industry," said Albert H. Pleus, a21 Chairman and CEO.

Mr. Albers is Senior Vice President and Chief Technology Officer for MusicNet, a leading business-to-business digital music service provider platform which recently announced a partnership with Yahoo!, Inc. (Nasdaq: YHOO). He was also Chief Technology Officer for Drugstore.com (Nasdaq: DSCM), and Getty Images, Inc. (NYSE: GYI). At Getty, Mr. Albers played a key role in integrating more than 30 acquisitions and was responsible for leading a team of more than 300 professionals in the design, development and implementation of the world's largest distribution platform for commercial imagery and stock video footage.

"Bud's visionary approach and proven ability to integrate strategic acquisitions will help us create the next technology platform for this dynamic industry," stated Thomas V. Butta, a21 Vice Chairman and President and SuperStock CEO.

"a21 has assembled an outstanding group of seasoned experts from the technology and media industries," said Mr. Albers. "I'm excited to be a part of a team that is committed to achieving the convergence of technology with rich media content and driving the next generation of digital media content delivery."

About a21/SuperStock
a21, Inc. (http://www.a21group.com) is a leading digital content marketplace for the professional creative community. Through SuperStock (http://www.superstock.com), a21 delivers high quality images and exceptional customer service. Together a21 and SuperStock provide a whole new level of image access to photographers, artists, photography agencies and other customers, offering a valuable and viable choice in the stock image industry.

Media Contact                                     Investor Relations Contact
Joe Gavaghan                                      investors@a21group.com
617.283.4936
joegavaghan@a21group.com

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.